UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2006

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia	0-12185	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201 Lexington, Kentucky	40509-1844
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2[b]]
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Item 4.01 Change in Registrant’s Certifying Accountant
Background
     NGAS Resources, Inc. (the “Company”) is organized under the laws of British Columbia, which previously required us to prepare our consolidated financial statements in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) and to engage independent registered Canadian accountants to audit our financial statements. For each year from 1992 through 2005, our consolidated financial statements have been prepared under Canadian GAAP and audited by Kraft, Berger, Grill, Schwartz, Cohen & March, LLP (“Kraft Berger”), a firm of chartered accountants based in Toronto, Ontario. Because all of our operations are conducted in the United States through our wholly owned subsidiary, Daugherty Petroleum, Inc., a Kentucky corporation (“DPI”), and through subsidiaries of DPI, we also prepare consolidating financial statements for DPI and its subsidiaries in accordance with accounting principles (“U.S. GAAP”) and auditing standards (“U.S. “GAAS”) generally accepted in the United States of America. For each year from 1998 through 2005, those financial statements have been audited by Hall, Kistler & Company LLP (“Hall Kistler”), a firm of certified public accountants headquartered in Canton, Ohio.
     Recent changes in Canadian federal law and the laws of British Columbia now permit publicly held companies that file reports under the Securities Exchange Act of 1934 (“reporting companies”) to elect U.S. accounting principles and engage U.S. auditors under certain conditions. In view of these changes, the audit committee of our board of directors undertook an evaluation during 2005 on the feasibility and advisability of adopting U.S. GAAP at the holding company level and engaging Hall Kistler to audit the Company’s consolidated financial statements for 2006 under U.S. GAAS. The committee considered that the only differences in accounting principles that have historically affected the Company’s consolidated financial statements involve reporting of other comprehensive income under U.S. GAAP and the carrying value of an investment in municipal bonds, neither of which had a material effect on the Company’s reported financial condition or results for prior periods or would require any restatement of previously issued financial statements, which include reconciliations between these items under Canadian GAAP and U.S. GAAP. The committee also considered that adoption of the initiative for future audit cycles would eliminate the costs and complexities of separate accounting principles and auditors at the holding and operating company levels.
     During the fourth quarter of 2005, at the direction of our audit committee, we requested Hall Kistler to advise us whether it satisfied certain qualification standards that are required under the laws of British Columbia to implement the reporting company exemption. We were subsequently advised by Hall Kistler upon its completion of those qualification procedures. On March 13, 2006, we filed our annual report on Form 10-K for the year ended December 31, 2005, which included an unqualified report of Kraft Berger, dated March 6, 2006, on our consolidated financial statements at and for the periods covered by the report, as well as a report of Kraft Berger, dated March 6, 2006, on the effectiveness of our internal control over financial reporting as of December 31, 2005. Effective on April 5, 2006, the audit committee of our board of directors authorized the initiative to adopt U.S. accounting principles and engage Hall Kistler as our principal independent accountants for the 2006 audit cycle at the holding company level, subject to ratification by our shareholders at our next annual meeting. We contemporaneously advised Kraft Berger and Hall Kistler on our adoption of the initiative.
Absence of Disagreements or Reportable Events
     During the years ended December 31, 2005 and 2004 and the interim period during 2006 prior to the date of this report, there have been no disagreements with Kraft Berger on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Kraft Berger, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for those periods, nor where there any reportable events described under Item 304(a)(1)(v) of Regulation S-K during those periods. The reports of Kraft Berger on the Company’s consolidated financial statements for each of the last two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified as to uncertainties, audit scope or accounting principles.

     We provided Kraft Berger was a copy of the disclosure in this report and requested that it furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in response to Item 304(a)(1) of Regulation S-K regarding its relationship with the Company as its independent registered public accounting firm and, if not, specifying the basis for the disagreement. A copy of the letter is attached as Exhibit 16.1 to this report.
Engagement of Hall Kistler
     On April 5, 2006, the Company engaged Hall Kistler as its principal independent accountants for the 2006 audit cycle. During the years ended December 31, 2005 and 2004 and the interim period during 2006 prior to the date of this report, the Company did not consult Hall Kistler regarding the application of accounting principles at the holding company level to a specific completed or contemplated transaction or the type of audit opinion that might be rendered by Hall Kistler on the Company’s consolidated financial statements, and Hall Kistler did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision on any such accounting, auditing or financial reporting issue.
Item 9.01. Financial Statements and Exhibits
     (c) Exhibits.

Exhibit Number	Exhibit

16.1	Letter from Kraft, Berger, Grill, Schwartz, Cohen & March, LLP dated April 5, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NGAS RESOURCES, INC.

Date: April 5, 2006	By:	/s/ William S. Daugherty

William S. Daugherty Chief Executive Officer (Duly Authorized Officer) (Principal Executive Officer)

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